Exhibit 99.1

News Release
THE BEARD COMPANY
Harvey Parkway
301 N.W. 63rd Street, Suite 400
Oklahoma City, Oklahoma 73116
For Immediate Release

BEARD SUBSIDIARY RAISES $5,275,000

TO FINANCE DEVELOPMENT OF DILWORTH FIELD

IN KAY COUNTY, OKLAHOMA

OKLAHOMA CITY, Oklahoma -- July 9, 2009 -- The Beard Company (OTCBB: BRCO) today announced that Beard Dilworth, LLC (“BDLLC”), a subsidiary of the Company, has raised the additional $5,275,000 needed to fund the development of the Dilworth Field in Kay County, Oklahoma.

BDLLC announced the purchase of the Dilworth Field on April 20, 2009. The properties purchased are situated in Sections 17, 18 and 20, Township 28 North, Range 1 East in Kay County, Oklahoma. The new funding increases the amount raised by BDLLC to fund the purchase and development of the Dilworth Field to a total of $7,000,000. The development funding is being provided by RSE Energy, LLC (80%), True Energy Exploration, LLC (10%) and Royal Energy, LLC (10%), which will own their respective interests in the project directly rather than as partners in BDLLC.

It has been estimated that the Dilworth Field has produced more than 70 million barrels of oil since the discovery well was completed in 1911. The secondary recovery project that BDLLC will pursue under its contemplated development program is estimated to have a production potential of several million barrels of oil field-wide.

The investors in BDLLC, who put up $1,725,000 to fund the purchase, and the new investor group that is putting up $5,275,000 to fund the development, will each receive a 3.5-to-1 return before payout (“BPO”). After payout (“APO”) of the $24,500,000, BDLLC will own 9.86% of the Field, the new investor group will own 30.14%, The Beard Company will back in for 10%*, and Subsurface Minerals Group LLC, the former owner (which has approximately $10,000,000 invested in the Field), will back in for a 50% interest.

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*The Company will actually own a 10% interest BPO by virtue of its $700,000 investment in BDLLC, and 14% APO as a result of its 10% back-in plus its 4% APO interest in BDLLC.

Under the contemplated development program, BDLLC intends to drill four additional production wells and three additional disposal wells in order to complete the secondary recovery phase of the project.

If, as anticipated, BDLLC achieves or exceeds its targeted injection and recovery rates, it estimates that the $24,500,000 payout will occur during 2010, based upon an oil price of approximately $50 per barrel.

“As we stated when we announced the original purchase, both Bill Beard and I believe that the Dilworth Field represents the best, and has the most upside potential relative to the investment required, of any oil deal we’ve ever seen,” stated Herb Mee, Jr., President of The Beard Company. “We are tremendously excited about the future potential of the Field, which we believe will play a key role in the turnaround currently underway at the Company. Dilworth should serve as a fitting companion to the potential we believe exists in our Geohedral investment.”

About The Beard Company

The Beard Company creates, acquires, and/or invests in businesses that management believes have high growth and/or above-average profit potential and can enhance shareholder value. The Company will from now on be involved in oil and gas activities; coal reclamation activities; and minerals exploration and development through its Geohedral investment.

The Company is headquartered in Oklahoma City and its common stock trades on the OTC Bulletin Board under the symbol “BRCO”.

Forward-Looking Statements

This document may include statements that constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, “anticipate”, or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the ability to negotiate and execute contracts in connection with the Company’s coal reclamation activities; future trends in commodities prices; financial, geological or mechanical difficulties affecting Beard Dilworth’s or Geohedral’s planned geological work programs; uncertainties surrounding estimates of mineralized material; and other risks associated with the Company’s business. By making these forward-looking statements, Beard undertakes no obligation to update these statements for revisions or changes in the future.

For Additional Information, Please Contact:

Herb Mee, Jr., President, at (405) 842-2333 or via email at hmee@beardco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com